Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	John Call	Katie Loughnot
	Senior Vice President,	Vice President, Investor Relations
	Chief Financial Officer	Phone: (925) 965-4509
	Phone: (925) 965-4315	Email: katie.loughnot@ros.com

ROSS STORES REPORTS APRIL SAME STORE SALES

     Pleasanton, California, May 10, 2007 -- Ross Stores, Inc. (ROST) today reported sales of $417 million for the four weeks ended May 5, 2007, compared to $416 million for the four weeks ended May 6, 2006. Same store sales for the four weeks ended May 5, 2007 decreased 7% compared to the four weeks ended May 6, 2006. In the prior year, same store sales for the four weeks ended April 29, 2006 increased 9%.

     For the thirteen weeks ended May 5, 2007, sales totaled $1.411 billion, an 8% increase over the $1.310 billion in sales for the thirteen weeks ended May 6, 2006. Comparable store sales for the thirteen weeks ended May 5, 2007 were flat compared to the thirteen weeks ended May 6, 2006. For the first quarter ended April 29, 2006, same store sales rose 6%.

     Michael Balmuth, Vice Chairman, President and Chief Executive Officer, commented, “April sales were disappointing following February and March results that were in line with forecast. We believe our business was impacted by a larger than expected effect from the Easter calendar shift and unseasonable weather in the first two weeks of the month. The holiday was two weeks earlier on a fiscal basis, which moved all of our pre-Easter business from April last year into March this year. For March and April combined, which eliminates the timing of the holiday, same store sales were flat.”

     Mr. Balmuth continued, “April results also caused our first quarter same store sales to fall slightly below our forecast for a 1% to 2% increase. However, based on favorable margin and expense trends during the quarter, we now estimate that earnings per share for the 13 weeks ended May 5, 2007 will be $.47 to $.48, for a forecasted increase of 15% to 17% over the $.41 we reported for the first quarter ended April 29, 2006. Looking ahead, although business improved during the latter half of April, we believe it is prudent to monitor business trends and provide sales and earnings guidance for the second quarter on our first quarter earnings call on Wednesday, May 23rd.”

     Additional recorded information concerning today’s press release and the Company’s future outlook can be accessed by calling 402-220-5900, PIN #2363, from 8:30 a.m. Eastern time on May 10, 2007 through 8:00 p.m. Eastern time on May 11, 2007. A transcript of these comments also will be made available on the press release page of the Company’s website at www.rossstores.com. The Company will report first quarter 2007 earnings results on Wednesday, May 23rd and May 2007 sales results on Thursday, June 7th.

     Forward-Looking Statements: This press release and the recorded comments and transcript on our website contain forward-looking statements regarding expected sales and earnings levels that are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The estimated earnings per share for the first quarter ended May 5, 2007 are preliminary and subject to adjustments. The words “plan,” “expect,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “looking ahead” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include, without limitation, our ability to convert certain Albertsons LLC real estate sites to the Ross and dd’s DISCOUNTS formats in a timely and cost effective manner and on acceptable terms, and the ability to achieve targeted levels of sales, profits and cash flows from these acquired store locations; our ability to effectively operate our various supply chain, core merchandising and other information systems; our ability to improve our merchandising capabilities through the implementation of new processes and systems enhancements; achieving and maintaining targeted levels of productivity and efficiency in our distribution centers; potential pressure on freight costs from higher-than-expected fuel surcharges; obtaining acceptable new store locations; competitive pressures in the apparel industry; changes in the level of consumer spending on or preferences for apparel or home-related merchandise, including the potential impact from higher gas prices on consumer spending; changes in geopolitical and general economic conditions; unseasonable weather trends; disruptions in supply chain; lower than planned gross margin, including higher than planned markdowns and higher than expected inventory shortage; greater than planned operating costs; our ability to continue to purchase attractive brand-name merchandise at desirable discounts; our ability to identify and successfully enter new geographic markets; and our ability to attract and retain personnel with the retail talent necessary to execute our strategies. Other risk factors are detailed in our SEC filings including, without limitation, the Form 10-K and 10-Q’s for fiscal 2006 and Form 8-K’s for fiscal 2007. The factors underlying our forecasts are dynamic and subject to change. As a result, our forecasts speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time. We do not undertake to update or revise these forward-looking statements.

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     Ross Stores, Inc., a Fortune 500 and Nasdaq 100 (ROST) company headquartered in Pleasanton, California, is the nation’s second largest off-price company with fiscal 2006 revenues of $5.6 billion. As of May 5, 2007, the Company operated 796 Ross Dress for Less® (“Ross”) stores and 34 dd’s DISCOUNTS® locations, compared to 726 Ross and 20 dd’s DISCOUNTS locations at the end of the same period last year. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 60 percent off department and specialty store regular prices. dd’s DISCOUNTS features a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 70 percent off moderate department and discount store regular prices. Additional information is available on the Company’s website at www.rossstores.com.

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